June 21, 2002

CONTACT: William F. Richmond, S.V.P. & C.F.O.
423-787-1211

                                                           FOR IMMEDIATE RELEASE



    GREENE COUNTY BANCSHARES NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER


     GREENEVILLE, Tenn. - Greene County Bancshares, Inc., has named Kent Vaught as the new president and chief operating officer of both Greene County Bancshares, Inc. and its wholly owned subsidiary, Greene County Bank. Since 1998, Vaught has served as chief executive officer of American Fidelity Bank, a Greene County Bank office, headquartered in Alcoa, Tennessee.

     The announcement was made by Greene County Bancshares, Inc. chairman and chief executive officer, Stan Puckett. "Since joining Greene County Bancshares in 1998," said Puckett, "Kent's contribution to the corporation has been immense. His banking skills, leadership and personal characteristics are exceptional, as evidenced by the remarkable growth and success at American Fidelity Bank. All of us at Greene County Bank believe we are very fortunate to have Kent as a member of our organization."

     In his role as president and chief operating officer of both Greene County Bancshares, Inc. and Greene County Bank, Vaught will be responsible for all banking operations as well as the bank's mortgage division and Fairway Title Company. He also has been elected as a member of the board of directors of both Greene County Bank and Greene County Bancshares, Inc. Vaught will retain his residence and an office in Blount County, Tennessee.

     Greene County Bancshares, Inc., which is headquartered in Greeneville, Tennessee, is the holding company for Greene County Bank. It had total assets of approximately $843 million and employed 377 individuals on a full-time equivalency basis at March 31, 2002. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee and one branch in Western North Carolina. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly-owned subsidiaries:
Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.